Credit Suisse First Boston Mortgage Securities Corp.

Depositor

Wells Fargo Bank, N.A.

Master Servicer

CSMC Mortgage-Backed Trust 2007-1

Issuing Entity

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-1

The issuer has tiled a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-135481. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has tiled with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following summary highlights selected information from the related prospectus supplement. It does not contain all of the information that you should consider in making your investment decision. To understand the terms of the offered certificates, read this entire prospectus supplement and the entire accompanying prospectus carefully.

Title of series

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-1.

Sponsor

DLJ Mortgage Capital, Inc., referred to in the related prospectus supplement as DLJ Mortgage Capital.

Depositor

Credit Suisse First Boston Mortgage Securities Corp.

Issuing Entity

CSMC Mortgage-Backed Trust 2007-1, a common law trust formed under the laws of the state of New York, referred to in the related prospectus supplement as the trust.

Sellers

DLJ Mortgage Capital and GreenPoint Mortgage Funding, Inc., referred to in the related prospectus supplement as GreenPoint.  The Sellers will make the representations and warranties with respect to the mortgage loans to the trust.

Originators

DLJ Mortgage Capital, Credit Suisse Financial Corporation, IndyMac Bank, F.S.B., referred to in the related prospectus supplement as IndyMac Bank, and Countrywide Home Loans, Inc., referred to in the related prospectus supplement as Countrywide,.  No other originator has originated or acquired more than 10% of the mortgage loans (by aggregate cut-off date principal balance) in either mortgage group.

Servicers

IndyMac Bank, Select Portfolio Servicing, Inc., referred to in the related prospectus supplement as SPS, Countrywide Home Loans Servicing, LP,  referred to in the related prospectus supplement as Countrywide Servicing and Wells Fargo Bank, N.A., referred to in the related prospectus supplement as Wells Fargo Bank.  No other servicer is servicing more than 10% of the mortgage loans (by aggregate cut-off date principal balance) in either mortgage group.

Master Servicer

Wells Fargo Bank, also referred to in the related prospectus supplement as the master servicer.  The master servicer will oversee and enforce the servicing of the mortgage loans by the servicers.

Special Servicer

SPS.

Custodians

Wells Fargo Bank, LaSalle Bank, National Association and Banco Popular De Puerto Rico, referred to in the related prospectus supplement as Banco Popular.  Each of the Custodians will maintain custody of certain mortgage files relating to the mortgage loans on behalf of the trust.

Trustee

U.S. Bank National Association, referred in the related prospectus supplement as U.S. Bank.

Trust Administrator

Wells Fargo Bank.

Counterparty under the

interest rate cap agree-

ments and the yield

maintenance agreement

Credit Suisse International, referred to in the related prospectus supplement as CSi or the cap counterparty.

Mortgage pool

Pool 1 with 2,883 fixed rate mortgage loans with an aggregate principal balance of approximately $711,928,792.82, referred to herein as the pool 1 mortgage loans, pool 2 with 453 fixed rate mortgage loans with an aggregate principal balance of approximately $224,023,317.29, referred to herein as the pool 2 mortgage loans and pool 3 with 511 fixed rate mortgage loans with an aggregate principal balance of approximately $299,245,886.28, referred to herein as the pool 3 mortgage loans, each as of the cut-off date, secured by first liens on one- to four-family residential properties. The pool 1, pool 2 and pool 3 mortgage loans are also collectively referred to herein as the mortgage pool.

Mortgage group

Loan group 1, individually, and loan group 2, loan group 3, loan group 4 and loan group 5, collectively, are each referred to herein as a mortgage group.  The mortgage loans in loan group 1 are the pool 1 mortgage loans, the mortgage loans or portions thereof in loan group 2, loan group 3 and loan group 4 are the pool 2 mortgage loans and the mortgage loans in loan group 5 are the pool 3 mortgage loans.  The mortgage loans in loan group 2, loan group 3, loan group 4 and loan group 5 are sometimes referred to herein as the group CB mortgage loans.

Cut-off date.

January 1, 2007

Closing date.

On or about January 30, 2007.

Distribution dates.

The 25th day of each month, or if the 25th day is not a business day, on the succeeding business day beginning in February 2007.

Form of offered certificates.

The offered certificates, other than the Class 1-R, Class AR and Class AR-L Certificates, will be book-entry certificates.  The Class 1-R, Class AR and Class AR-L Certificates will be physical certificates.  See “Description of the Certificates—Book-Entry Registration” in the related prospectus supplement.

Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class A Certificates
1-A-1A	$189,000,000	5.9421%(2)	AAA/Aaa/NR	Super Senior
1-A-1B	$48,589,000	Variable(3)	AAA/Aaa/NR	Super Senior
1-A-1C	$47,000,000	Variable(4)	AAA/Aaa/NR	Super Senior
1-A-1D	$18,000,000	5.9421%(2)	AAA/Aa1/NR	Senior Support
1-A-2A	$34,038,000	5.8021%(2)	AAA/Aaa/NR	Super Senior
1-A-2B	$20,000,000	Variable(5)	AAA/Aaa/NR	Super Senior
1-A-2C	$25,000,000	5.8021%(2)	AAA/Aaa/NR	Super Senior
1-A-3	$84,567,000	5.9889%(2)	AAA/Aaa/NR	Super Senior
1-A-4	$49,579,000	6.1307%(6)	AAA/Aaa/NR	Super Senior
1-A-5A	$36,250,000	6.2157%(7)	AAA/Aaa/NR	Super Senior
1-A-5B	$10,415,000	6.2157%(7)	AAA/Aa1/NR	Senior Support
1-A-6A	$100,756,000	5.8631%(8)	AAA/Aaa/NR	Super Senior/Lockout
1-A-6B	$6,375,000	5.8500%(9)	AAA/Aa1/NR	Senior Support /Lockout
2-A-1	$43,249,900	5.500%	AAA/NR/AAA	Senior
3-A-1	$93,533,000	6.000%	AAA/NR/AAA	Super Senior
3-A-2	$3,508,000	6.000%	AAA/NR/AAA	Senior/Mezzanine
4-A-1	$75,330,000	6.500%	AAA/NR/AAA	Senior
5-A-1	$100,000,000	Variable(10)	AAA/Aaa/AAA	Super Senior
5-A-2	Notional(11)	Variable(12)	AAA/NR/AAA	Senior/Interest Only
5-A-3	$30,000,000	6.000%	AAA/NR/AAA	Super Senior
5-A-4	$30,000,000	6.000%	AAA/NR/AAA	Super Senior/Lockout
5-A-5	$2,261,000	6.000%	AAA/NR/AAA	Senior
5-A-6	$1,095,000	6.000%	AAA/NR/AAA	Senior/Lockout/Mezzanine
5-A-7(27)	$25,000,000	5.750%	AAA/Aaa/AAA	Super Senior/Lockout
5-A-8	$1,875,000	6.000%	AAA/NR/AAA	Senior/Mezzanine
5-A-9(27)	Notional(13)	0.250%	AAA/NR/AAA	Senior/Interest Only
5-A-10(27)	$88,625,000	5.750%	AAA/NR/AAA	Super Senior
5-A-11(27)	Notional(14)	0.250%	AAA/NR/AAA	Senior/Interest Only
5-A-12(27)	$3,323,000	6.000%	AAA/NR/AAA	Senior/Mezzanine
5-A-13(27)	$25,000,000	6.000%	AAA/Aaa/AAA	Super Senior/Lockout
5-A-14(27)	$88,625,000	6.000%	AAA/NR/AAA	Super Senior
5-A-15(27)	$91,948,000	6.000%	AAA/NR/AAA	Senior
5-A-16	$5,845,000	6.000%	AAA/NR/AAA	Senior/Lockout/Mezzanine

Class X Certificates
A-X	Notional(15)	6.000%	AAA/NR/AAA	Senior/Interest Only
C-X	Notional(16)	0.500%	AAA/NR/AAA	Senior/Interest Only

Class M Certificates
1-M-1	$16,018,000	6.0321%(17)	AA/Aa2/NR	Subordinate
1-M-2	$8,899,000	6.3300%(18)	A+/A2/NR	Subordinate
1-M-3	$3,204,000	6.5000%(19)	A/A3/NR	Subordinate
1-M-4	$3,560,000	Variable(20)	BBB+/Baa2/NR	Subordinate
1-M-5	$2,848,000	Variable(21)	BBB/Baa3/NR	Subordinate

Class B Certificates
C-B-1	$10,205,000	Variable(22)	NR/NR/AA	Subordinate
C-B-2	$3,662,000	Variable(22)	NR/NR/A	Subordinate
C-B-3	$2,093,000	Variable(22)	NR/NR/BBB	Subordinate

Class R Certificates
1-R	$100	0.000%	AAA/NR/NR	Senior/Residual
AR	$50	5.500%	AAA/NR/NR	Senior/Residual
AR-L	$50	5.500%	AAA/NR/NR	Senior/Residual

Total offered certificates	$1,223,703,100

Non-Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class B Certificates
1-B-1	$3,916,000	Variable(23)	BB+/Ba2/NR	Subordinate
C-B-4	$1,308,000	Variable(22)	NR/NR/BB	Subordinate
C-B-5	$1,308,000	Variable(22)	B/NR/NR	Subordinate
C-B-6	$1,048,203	Variable(22)	NR/NR/NR	Subordinate

Class P Certificates
1-P(24)	$200	N/A	NR/NR/NR	Prepayment Premiums
PP	Notional(25)	N/A	NR/NR/NR	Prepayment Premiums

Class 1-X Certificates
1-X	Notional(26)	N/A	NR/NR/NR	Subordinate

Total non-offered certificates	$7,580,403

______________________

(1)

See “Ratings” in the related prospectus supplement.

(2)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(3)

The initial pass through rate on the Class 1-A-1B Certificates is 5.4000% per annum.  On each distribution date after the first distribution date, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR (the London Interbank Offered Rate, as described in “Pooling and Servicing Agreement—Determination of LIBOR” in the related prospectus supplement) plus 0.080% and the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(4)

The initial pass through rate on the Class 1-A-1C Certificates is 5.3800% per annum.  On each distribution date after the first distribution date, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR plus 0.060% and the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(5)

The initial pass through rate on the Class 1-A-2B Certificates is 5.4500% per annum.  On each distribution date after the first distribution date, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR plus 0.130% and the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(6)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.6307% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1”.

(7)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.7157% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(8)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.3631% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(9)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.3500% and the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(10)

The initial pass-through rate on the Class 5-A-1 Certificates is approximately 5.920% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to LIBOR plus 0.600%, but no more than 9.500% per annum and no less than 0.600% per annum; provided however, that when LIBOR  is greater than 5.400%, a portion of the interest distributed to the Class 5-A-1 Certificates will not come from payments on the mortgage loans but rather from the yield maintenance agreement, which, depending on the rate of prepayments, may not provide enough interest to pay the full pass-through rate.  After the yield maintenance agreement terminates in May 2010, the maximum pass-through rate will be 6.000% per annum.

(11)

Interest will accrue on the notional amount of the Class 5-A-2 Certificates, initially equal to $100,000,000, calculated as described in “Description of the Certificates—Glossary of Terms—Group 2 though Group 5” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(12)

The initial pass-through rate on the Class 5-A-2 Certificates is approximately 0.080% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 5.400% minus LIBOR, but no less than 0.000% per annum and no more  than 5.400% per annum.

(13)

Interest will accrue on the notional amount of the Class 5-A-9 Certificates, initially equal to $25,000,000, calculated as described in “Description of the Certificates—Glossary of Terms—Group 2 though Group 5” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(14)

Interest will accrue on the notional amount of the Class 5-A-11 Certificates, initially equal to $88,625,000, calculated as described in “Description of the Certificates—Glossary of Terms—Group 2 though Group 5” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(15)

Interest will accrue on the notional amount of the Class A-X Certificates, initially equal to approximately $16,190,589, calculated as described in “Description of the Certificates—Glossary of Terms—Group 2 though Group 5” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(16)

Interest will accrue on the notional amount of the Class C-X Certificates, initially equal to approximately $22,915,441, calculated as described in “Description of the Certificates—Glossary of Terms—Group 2 though Group 5” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(17)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.5321% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(18)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 6.830% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(19)

These certificates are subject to a limitation on its pass-through rate equal to the Net Funds Cap.  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) 7.000% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(20)

The initial pass through rate on the Class 1-M-4 Certificates is 6.570% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date for the group 1 mortgage loans, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR plus 1.25% and the Net Funds Cap, as defined in the related prospectus supplement under "Description of the Certificates—Glossary of Terms—Group 1."  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) LIBOR plus 1.750% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(21)

The initial pass through rate on the Class 1-M-5 Certificates is 6.570% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date for the group 1 mortgage loans, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR plus 1.25% and the Net Funds Cap, as defined in the related prospectus supplement under "Description of the Certificates—Glossary of Terms—Group 1."  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) LIBOR plus 1.750% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(22)

The initial pass-through rate on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates is approximately 6.0319% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be calculated as described herein under “Description of the Certificates—Distributions of Interest—Group 2 through Group 5.”.

(23)

The initial pass through rate on the Class 1-B-1 Certificates is 7.320% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date for the group 1 mortgage loans, the per annum pass through rate on these certificates will be equal to the lesser of LIBOR plus 2.00% and the Net Funds Cap, as defined in the related prospectus supplement under "Description of the Certificates—Glossary of Terms—Group 1."  After the first possible optional termination date for the group 1 mortgage loans, the per annum pass-through rate on these certificates will equal the lesser of (i) LIBOR plus 2.500% and (ii) the Net Funds Cap, as defined in the related prospectus supplement under “Description of the Certificates—Glossary of Terms—Group 1.”

(24)

The Class 1-P Certificates will be entitled to receive prepayment premiums from certain of the group 1 mortgage loans.

(25)

The Class PP Certificates will be entitled to receive prepayment premiums from certain of the group CB mortgage loans.  The initial class PP notional amount will be approximately $523,269,203.

(26)

The Class 1-X Certificates will be entitled to receive certain excess cashflow from the mortgage loans. The initial Class 1-X notional amount will be approximately $711,928,792.

(27)

These certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates.”

The offered certificates are subject to a variance of no more than 5% prior to their issuance.

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-1

Offered Certificates

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class A Certificates
1-A-1A	CM	24 Day	30/360	February 2037	February 2009	$25,000	$1
1-A-1B	DD	0 Day	Actual/360	February 2037	February 2009	$25,000	$1
1-A-1C	DD	0 Day	Actual/360	February 2037	February 2009	$25,000	$1
1-A-1D	CM	24 Day	30/360	February 2037	February 2009	$25,000	$1
1-A-2A	CM	24 Day	30/360	February 2037	November 2009	$25,000	$1
1-A-2B	DD	0 Day	Actual/360	February 2037	November 2009	$25,000	$1
1-A-2C	CM	24 Day	30/360	February 2037	November 2009	$25,000	$1
1-A-3	CM	24 Day	30/360	February 2037	May 2011	$25,000	$1
1-A-4	CM	24 Day	30/360	February 2037	February 2013	$25,000	$1
1-A-5A	CM	24 Day	30/360	February 2037	January 2015	$25,000	$1
1-A-5B	CM	24 Day	30/360	February 2037	January 2015	$25,000	$1
1-A-6A	CM	24 Day	30/360	February 2037	January 2015	$25,000	$1
1-A-6B	CM	24 Day	30/360	February 2037	January 2015	$25,000	$1
2-A-1	CM	24 Day	30/360	February 2022	December 2021	$1,000	$1
3-A-1	CM	24 Day	30/360	February 2022	December 2021	$1,000	$1
3-A-2	CM	24 Day	30/360	February 2022	December 2021	$25,000	$1
4-A-1	CM	24 Day	30/360	February 2022	December 2021	$1,000	$1
5-A-1	DD	0 Day	30/360	February 2037	May 2010	$1,000	$1
5-A-2	DD	0 Day	30/360	February 2037	May 2010	$100,000	$1
5-A-3	CM	24 Day	30/360	February 2037	October 2013	$1,000	$1
5-A-4	CM	24 Day	30/360	February 2037	October 2036	$25,000	$1
5-A-5	CM	24 Day	30/360	February 2037	January 2014	$1,000	$1
5-A-6	CM	24 Day	30/360	February 2037	October 2036	$25,000	$1
5-A-7	CM	24 Day	30/360	February 2037	October 2036	$25,000	$1
5-A-8	CM	24 Day	30/360	February 2037	October 2013	$25,000	$1
5-A-9	CM	24 Day	30/360	February 2037	October 2036	$100,000	$1
5-A-10	CM	24 Day	30/360	February 2037	October 2013	$1,000	$1
5-A-11	CM	24 Day	30/360	February 2037	October 2013	$100,000	$1
5-A-12	CM	24 Day	30/360	February 2037	October 2013	$1,000	$1
5-A-13	CM	24 Day	30/360	February 2037	October 2036	$25,000	$1
5-A-14	CM	24 Day	30/360	February 2037	October 2013	$1,000	$1
5-A-15	CM	24 Day	30/360	February 2037	October 2013	$1,000	$1
5-A-16	CM	24 Day	30/360	February 2037	October 2036	$25,000	$1

Class X Certificates
A-X	CM	24 Days	30/360	February 2037	October 2036	$100,000	$1
C-X	CM	24 Days	30/360	February 2022	December 2021	$100,000	$1

Class M Certificates
1-M-1	CM	24 Days	30/360	February 2037	January 2015	$25,000	$1
1-M-2	CM	24 Days	30/360	February 2037	January 2015	$25,000	$1
1-M-3	CM	24 Days	30/360	February 2037	January 2015	$25,000	$1
1-M-4	DD	0 Day	Actual/360	February 2037	April 2014	$25,000	$1
1-M-5	DD	0 Day	Actual/360	February 2037	May 2013	$25,000	$1

Class B Certificates
C-B-1	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1
C-B-2	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1
C-B-3	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1

Class R Certificates
1-R	CM	N/A	N/A	February 2037	February 2007	20%	20%
AR	CM	24 Days	30/360	February 2037	February 2007	20%	20%
AR-L	CM	24 Days	30/360	February 2037	February 2007	20%	20%

			Non-Offered Certificates
Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class B Certificates
1-B-1	DD	0 Day	Actual/360	February 2037	April 2012	$25,000	$1
C-B-4	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1
C-B-5	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1
C-B-6	CM	24 Days	30/360	February 2037	October 2036	$25,000	$1

Class PP Certificates
1-P	CM	N/A	N/A	February 2037	January 2012	10%	1%
PP	CM	N/A	N/A	February 2037	January 2012	10%	1%

Class 1-X Certificates
1-X	CM	N/A	N/A	February 2037	January 2015	10%	1%

_______________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Days = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 Days = For any distribution date and (a) the Group 1 Certificates, the interest accrual period from and including the distribution date immediately preceding the related distribution date (or, in the case of the first distribution date, the closing date) to and including the day immediately preceding the related distribution date and (b) the Group 5 Certificates, that interest accrual period from and including the 25th day of the calendar month immediately preceding the related distribution date to and including the 24th day of the calendar month of the related distribution date.

(3)

Calculated as described in the prospectus supplement under “Pooling and Servicing Agreement¾Final Scheduled Distribution Date.”  The actual final distribution date for any class of certificates could be substantially earlier.

(4)

The expected final distribution date, based upon (1) 100% PPC with respect to the mortgage loans in loan group 1, 300% SPA with respect to the mortgage loans in loan group 2, loan group 3 and loan group 4 and 100% BPA with respect to the mortgage loans in loan group 5 as described under “Certain Yield and Prepayment Considerations¾Modeling Assumptions” and (2) the modeling assumptions used in the related prospectus supplement, as described under “Certain Yield and Prepayment Considerations¾Weighted Average Life” except the final distribution date with respect to the Group 1 Certificates assumes the option to purchase the mortgage loans is exercised by the terminating entity at the earliest possible distribution date, as described in the related prospectus supplement under “Description of the Certificates—Optional Termination; Auction Sale.”  The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.”